                                                                    Exhibit 11.1


                        Computation of Earnings Per Share
                        (Dollars and shares in thousands)



                                                                                     Three Months
                                                Year Ended December 31,             Ended March 31,
                                            -------------------------------        ----------------
                                            1999         2000          2001        2001        2002
                                            ----         ----          ----        ----        ----
Net income (loss)                           (1,842)      (4,524)       7,019       1,758       3,489
Put warrant interest expense                    --           --           --          --          --
Adjusted net income (loss)                  (1,842)      (4,524)       7,019       1,758       3,489

Weighted average number of shares           11,367       12,468       25,965      24,575      30,138
Shares assumed issued upon
   exercise of put warrant                      --           --           --       2,951          --
Net dilutive effect of
   stock options                                --           --          215         157         323
Adjusted weighted average
   number of shares                         11,367       12,468       26,180      27,683      30,461
